Exhibit 10.2

EXECUTION VERSION

December 17, 2013

Wausau Paper Corp.

100 Paper Place

Mosinee, WI 54455

Re:

Amendment No. 5 to Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase and Private Shelf Agreement, dated as of March 31, 2010 (as amended by Amendment No. 1 thereto, dated July 20, 2010, Amendment No. 2 thereto, dated July 20, 2011, Amendment No. 3 thereto, dated January 31, 2012, and Amendment No. 4 thereto, dated June 26, 2013, the “Note Agreement”), between Wausau Paper Corp., a Wisconsin corporation (the “Company”), on one hand, and Prudential Investment Management, Inc. (“Prudential”), each of the Initial Purchasers listed in the Purchaser Schedule attached thereto and each other Prudential Affiliate as therein defined which becomes bound by certain provisions thereof as therein provided, on the other hand.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has requested that Prudential and the holders of the Notes agree to the amendments to the Note Agreement as set forth below.  Subject to the terms and conditions hereof, Prudential and the undersigned holders of the Notes are willing to agree to the Company’s request.  Accordingly, and in accordance with the provisions of Section 17 of the Note Agreement, the parties hereto agree as follows:

SECTION 1.

Amendments.  Effective at the time provided in Section 3 hereof, the parties hereto agree that the Note Agreement is amended as follows:

1.1.

Section 5.16 of the Note Agreement is hereby amended and restated in its entirety as follows:

“5.16.

Foreign Assets Control Regulations, Etc..

(a)

Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)

No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)

Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)

(i)

Neither the Company nor any Controlled Entity (w) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (x) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (y) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (z) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii)

To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (z) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder of a Note to be in violation of any law or regulation applicable to such holder; and

(iii)

No part of the proceeds from the sale of any Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.”

1.2.

Section 9.8 of the Note Agreement is hereby amended and restated in its entirety as follows:

“9.8.

Subsequent Guarantors.  The Company covenants that (a) within 30 days after the acquisition or formation of any Subsidiary (or such later date as the Required Holders may agree in their sole discretion), if such Subsidiary is a Domestic Subsidiary or (b) if any Subsidiary is or shall become a co-borrower or co-obligor with the Company, or is or shall become obligated under any Guaranty, with respect to the obligations owed by the Company, under any Principal Lending Agreement, then, in each case, the Company will cause such Subsidiary to execute and deliver to the holders of the Notes a guaranty agreement (each as amended, supplemented, restated or otherwise modified from time to time, a “Guaranty Agreement”) in form reasonably satisfactory to Prudential and the Required Holder(s).  Each such Guaranty Agreement shall be accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents, a certificate of corporate or other type of entity and tax good standing, if applicable, for such Subsidiary from the Secretary of State of the state of organization of such Subsidiary and an opinion of counsel for such Subsidiary with respect to such Guaranty Agreement of the type described in Section 4.4.  Nothing in this Section 9.8 shall be construed to limit any restrictions contained in Section 10.6.”

1.3.

Section 9 of the Note Agreement is hereby amended by adding a new Section 9.9 to read as follows:

“9.9.

Excess Leverage Fee.  Without limiting the Company’s obligations under Section 10.4(a) hereof, if the Debt to EBITDDA Ratio is equal to or greater than 3.00 to 1.00 as of the last day of any fiscal quarter ending on or after March 31, 2014, then, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (an “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such fiscal quarter at a rate of (a) 0.25% per annum if the Debt to EBITDDA Ratio is equal to or greater than 3.00 to 1.00 but no more than than 3.25 to 1.00 as of the last day of such fiscal quarter and (b) 0.50% per annum if the Debt to EBITDDA Ratio is greater than 3.25 to 1.00 as of the last day of such fiscal quarter.  The Excess Leverage Fee with respect to each Note for any fiscal quarter shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears within three Business Days after the earlier of (x) the date the Company provides the financial statements for such fiscal quarter or fiscal year, with respect to the last quarterly fiscal period of a fiscal year, as required by Section 7.1(a) or 7.1(b) hereof, as applicable, and the related compliance certificate required by Section 7.2(a) and (y) the date such financial statements and compliance certificates are required to be delivered for such fiscal quarter or fiscal year, as applicable.  The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.  If for any reason the Company fails to deliver the financial statements required by Section 7.1(a) or (b) hereof or the related compliance certificate required by Section 7.2(a) hereof for a fiscal quarter or fiscal year by the date such financial statements and compliance certificate are required to be delivered, then the Company shall be deemed to have a Debt to Consolidated EBITDDA Ratio as of the end of such fiscal quarter of greater than 3.00 to 1.0 for the purposes of this Section 9.9.”

1.4.

Section 10.3 of the Note Agreement is hereby amended and restated in its entirety as follows:

“10.3.

Consolidated Net Worth.  The Company will not at any time permit Consolidated Net Worth to be less than: (i) $205,000,000 plus (ii) the sum, as of the end of each fiscal quarter commencing with the end of the fiscal quarter ended March 31, 2010, of (a) 25% of Consolidated Net Income for the fiscal quarter then ended (with no deduction for a net loss in any such fiscal quarter), and (b) 100% of the proceeds of the issuance of any Equity Interests, such increases to be cumulative.  The calculation of Consolidated Net Worth for purposes of this Section 10.3 (only) shall be adjusted to exclude (1) all “accumulated other comprehensive income or loss” as shown on the Company’s consolidated balance sheet (i.e., there will be added back to Consolidated Net Worth any such amount that is shown as a negative number and there will be subtracted from Consolidated Net Worth any such amount that is shown as a positive number), provided, however, that the aggregate amount of all such amounts added back to Consolidated Net Worth pursuant to this sentence as of any such date shall not exceed $70,000,000 and (2) Restructuring Charges incurred after the date of this Agreement (i.e. such Restructuring Charges shall be added back to Consolidated Net Worth), provided, however that the aggregate amount of all such Restructuring Charges added back to Consolidated Net Worth shall not exceed $40,000,000.”

1.5.

Section 10.4(a) of the Note Agreement is hereby amended and restated in its entirety as follows:

“(a)

Maximum Debt to EBITDDA Ratio.  The Company will not permit the Debt to EBITDDA Ratio as of the end of any fiscal quarter of the Company set forth below to be greater than the ratio corresponding to such fiscal quarter:

Fiscal Quarter	Debt to EBITDDA Ratio
December 31, 2013	4.00:1.00
March 31, 2014	4.00:1.00
June 30, 2014	4.00:1.00
September 30, 2014	3.50:1.00
December 31, 2014	3.50:1.00
March 31, 2015	3.25:1.00
June 30, 2015	3.25:1.00
September 30, 2015 and each fiscal quarter thereafter	3.00:1.00

provided, however, that at any time after the fiscal quarter ended June 30, 2015, upon the written election of the Company delivered to the holders of the Notes (a “Significant Acquisition Election”) not later than the last day of the fiscal quarter in which a Significant Acquisition is consummated, and subject to compliance by the Company with the other terms of this Agreement, the Debt to EBITDDA Ratio may be greater than 3.00 to 1.00 but not greater than 3.50 to 1.00 for the fiscal quarter in which such Significant Acquisition was consummated and the five immediately succeeeding fiscal quarters (such six fiscal quarter period, the “Significant Acquisition Election Period”).  Once the Company has made a Significant Acquisition Election, the Company shall not be permitted to invoke a subsequent Significant Acquisition Election Period until after the end of the next four fiscal quarters ending after the end of the related Signficant Acquisition Election Period (after which the Company may again make a Significant Acquisition Election).  Once the Company makes such a Significant Acquisition Election permitted under this Section 10.4(a), it shall be in effect for the fiscal quarter in which such Significant Acquisition was consummated and the first, second, third, fourth and fifth fiscal quarters next succeeding the fiscal quarter in which such Significant Acquisition was consummated and shall not be revocable.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or any portion of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Significant Acquisition” shall mean an Acquisition with an aggregate purchase price equal to or greater than $40,000,000.”

1.6.

Section 10.12 of the Note Agreement is hereby amended and restated in its entirety as follows:

“10.12.

Terrorism Sanction Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a

Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.”

1.7.

Section 11(b) of the Note Agreement is hereby amended and restated in its entirety as follows:

“(b)

the Company defaults in the payment of any interest on any Note or any Excess Leverage Fee for more than five Business Days after the same becomes due and payable; or”

1.8.

Section 20 of the Note Agreement is hereby amended to add the following paragraph at the end thereof:

“In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.”

1.9.

Schedule B to the Note Agreement is amended by amending and restating or adding, as applicable, the following definitions thereto in proper alphabetical location:

“Anti-Corruption Laws” is defined in Section 5.16(d)(i).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Blocked Person” is defined in Section 5.16(a).

“CISADA” is defined in Section 5.16(a).

“Consolidated EBITDDA” means, for any period, as applied to the Company and its consolidated Subsidiaries without duplication, the sum of the amounts for such period of: (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) all federal and state income tax expense, plus (iv) all depreciation, depletion and amortization expense, plus (v) any non-cash asset impairments or restructuring charges (other than any non-cash charges to the extent that such charge represents an accrual of or reserve for a future cash payment), plus (vi) actual cash restructuring charges of up to $7,000,000 for each of the twelve month periods ending June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014, all of the foregoing as determined and computed on a consolidated basis in accordance with GAAP.

“Controlled Entity” means any of the Subsidiaries of the Company or any Guarantor and any of their or the Company’s or such Guarantor’s respective Controlled Affiliates.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt to EBITDDA Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness on such day to (b) Consolidated EBITDDA for the period of four consecutive fiscal quarters ending on such date.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Intercreditor Agreement” means (a) that certain Intercreditor Agreement dated as of December 17, 2013, by and among Prudential, the holders of the Notes, the administrative agent under the Primary Credit Facility, the Company and the Guarantors and (b) any other agreement between the holders of indebtedness issued by the Company and its Subsidiaries containing terms and conditions regarding the rights and obligations of such lenders and in all respects on terms and conditions reasonably acceptable to Prudential and the Required Holders, as amended, modified, restated, or supplemented from time to time.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Significant Acquisition Election” is defined in Section 10.4(a).

“U.S. Economic Sanctions” is defined in Section 5.16(a).

1.10.

Schedule B to the Note Agreement is amended by deleting the following definitions in their entirety: “Anti-Terrorism Order” and “Consolidated Leverage Ratio”.

SECTION 2.

Representations and Warranties.  The Company represents and warrants that (a) the execution and delivery of this letter has been duly authorized by all necessary corporate action on behalf of the Company and this letter has been executed and delivered by a duly authorized officer of the Company, (b) each representation and warranty set forth in Section 5 of the Note Agreement is true and correct as of the date of execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (c) all necessary or required consents to this letter have been obtained and are in full force and effect, (d) both before and after giving effect to the amendments set forth in Section 1 hereof, no Event of Default or Default exists or has occurred and is continuing on the date hereof, and (e) the Company has not paid or agreed to pay, and will not pay or agree to pay, any other fees or other consideration for or with respect to the amendment to the Primary Credit Facility referred to in Section 3.1(iv) below, other than as set forth in Section 3(f) thereof.

SECTION 3.

Conditions Precedent.  The amendment in Section 1 hereof shall become effective upon the satisfaction of each of the following conditions:

3.1.

Documents.  Prudential and the holders of the Notes of original counterparts or, if satisfactory to Prudential and the Required Holder(s), certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to Prudential and the Required Holder(s), dated the date hereof unless otherwise indicated, and on the date hereof in full force and effect:

(i)

counterparts of this letter executed by the Company, Prudential, and the Required Holders;

(ii)

a fully-executed Guaranty Agreement from Wausau Paper Towel & Tissue, LLC,. a Wisconsin limited liability company;

(iii)

a fully-executed Intercreditor Agreement by and among Prudential, the holders of the Notes, the administrative agent under the Primary Credit Facility, the Company and the Guarantors;

(iv)

a copy of an amendment to the Primary Credit Facility, executed by the Company and the requisite lenders thereunder, and the conditions precedent to the effectiveness of such amendment shall have been satisfied and such amendment shall be in full force and effect;

(v)

a favorable opinion of Ruder Ware, L.L.S.C., counsel to the Company and the Guarantors, addressed to Prudential and each holder of Notes, as to the corporate authority of the Company and the Guarantors, enforceability of the documents under the Note Agreement and such other matters as the Required Holders may reasonably request; and

(vi)

a certificate of a Responsible Officer of the Company and each Guarantor attaching (i) resolutions required in connection with the execution, delivery and performance by the Company and each such Guarantor and the validity and enforceability against the Company and each such Guarantor of the documents delivered pursuant to the Note Agreement to which it is a party and specimen signatures of Responsible Officers of the Company and each Guarantor as the Required Holders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Note Agreement and the other documents to which the Company and such Guarantor is a party and (ii) such documents and certifications as the Required Holders may reasonably require to evidence that the Company and each Guarantor is duly organized or formed, and that the

Company and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.

Reference to and Effect on Note Agreement; Ratification of Note Agreement.  Each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter.  Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or Note at any time.  The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that Prudential or any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Note Agreement in the future, whether or not under similar circumstances.

SECTION 5.

Expenses.  The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of any Note, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or such holder in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby.  The obligations of Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6.

Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 7.

Counterparts; Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature page follows]

Very Truly Yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

THE PRUDENTIAL INSURANCE COMPANY OF

  AMERICA

By:

DAVID QUACKENBUSH

Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:

DAVID QUACKENBUSH

Assistant Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE

   CORPORATION

PRUDENTIAL RETIREMENT INSURANCE

  AND ANNUITY COMPANY

By:

Prudential Investment Management, Inc. (as

(Investment Manager)

By:

DAVID QUACKENBUSH

Vice President

FORETHOUGHT LIFE INSURANCE COMPANY

MODERN WOODMEN OF AMERICA

ZURICH AMERICAN INSURANCE COMPANY

COMPANION LIFE INSURANCE COMPANY

UNITED OF OMAHA LIFE INSURANCE

  COMPANY

By:

Prudential Private Placement Investors,

L.P. (as Investment Advisor)

By:

Prudential Private Placement Investors, Inc.

(as its General Partner)

By:

DAVID QUACKENBUSH

Vice President

Amendment No. 5 to Note Purchase and Private Shelf Agreement

Accepted and Agreed:

WAUSAU PAPER CORP.

By:

SHERRI L. LEMMER

Name:

Sherri L. Lemmer

Title:

Chief Financial Officer

04926-0299

CH2\13856463.5

Amendment No. 5 to Note Purchase and Private Shelf Agreement